Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Joint Proxy Statement of CME Group Inc. and NYMEX Holdings, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of CME Group Inc. for the registration of 13,109,509 shares of its Class A Common Stock, and to the incorporation by reference therein of our reports dated February 26, 2008, with respect to the consolidated financial statements and schedule of CME Group Inc. and the effectiveness of internal control over financial reporting of CME Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

July 17, 2008